Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-162679 on Form S-8, Registration Statement No. 333-168699 on Form S-3, and Registration Statement No. 333-182261 on Form S-3ASR of our reports dated February 28, 2014 relating to the consolidated financial statements of PennyMac Mortgage Investment Trust and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013, which was filed on February 28, 2014, as amended by this Annual Report on Form 10-K/A.

/s/ Deloitte & Touche LLP
Los Angeles, California
March 12, 2014